Exhibit 99.1

BWXT Names Joel W. Duling
President of Nuclear Operations Group Subsidiary

(LYNCHBURG, Va. - May 10, 2018) - BWX Technologies, Inc. (NYSE:BWXT) announced today that Joel W. Duling has been appointed to succeed retiring BWXT Nuclear Operations Group, Inc. President Joseph G. Henry effective June 22, 2018.

Currently, Duling serves as President of BWXT subsidiary Nuclear Fuel Services, Inc. in Erwin, Tennessee. He has nearly 30 years of leadership and management experience in the manufacturing and nuclear industries including reactor operations, nuclear facility operations, armor and steel manufacturing, safety, environmental compliance and remediation.

"I am exceedingly pleased that Joel has agreed to step up and take on a new and very crucial role for our company," said Rex D. Geveden, BWXT’s President and Chief Executive Officer. "Joel is intimately familiar with our nuclear operations and brings exceptional credentials into this job.

"We also wish Joe Henry all the best in retirement. As a retired Two-Star Admiral with the U.S. Navy, Joe brought tremendous operational discipline and leadership to BWXT. He will be missed."

Prior to joining NFS in 2013 as Director of Operations, Duling was Vice President of Production at the Y-12 National Security Complex where he was responsible for the refurbishment of nuclear weapons components for the nation’s nuclear deterrent.

Other nuclear leadership roles include serving as Director of the Specific Manufacturing Capability Project at Idaho National Laboratory, Babcock & Wilcox Site Manager of the Naval Reactors Facility decommissioning project, and Program Manager for uranium and waste storage, treatment and disposal at Fernald Environmental Management Project.

Duling earned a bachelor’s of science degree in biophysical systems/chemistry from Northern Michigan University and a graduate certificate in applied nuclear energy from Idaho State University. He holds several recognitions and awards including the Lockheed Martin President’s Award, Idaho National Laboratory Director’s Award in Operational Excellence and B&W leadership recognition awards.

About BWXT
Headquartered in Lynchburg, Va., BWX Technologies, Inc. (NYSE:BWXT) is a leading supplier of nuclear components and fuel to the U.S. government; provides technical and management services to support the U.S. government in the operation of complex facilities and environmental remediation activities; and supplies precision manufactured components, services and fuel for the commercial nuclear power industry. With approximately 6,100 employees, BWXT has nine major operating sites in the U.S. and Canada. In addition, BWXT joint ventures provide management and operations at more than a dozen U.S. Department of Energy and two NASA facilities. Follow us on Twitter @BWXTech and learn more at www.bwxt.com.

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Jud Simmons	Alan Nethery
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